Exhibit 1.01

Information ¾ ¾ ¾
Investor Relations	Media Relations
Monish Bahl	Kate Corcoran
CDC Corporation	Articulate Communications Inc.
678-259-8510	212-255-0080, ext. 18
monishbahl@cdcsoftware.com	kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Corporation to Amend Form 20-F Annual Report for 2006 to

Correct Segment Footnote Disclosure

Restated Footnote Disclosure Only, no Changes to Consolidated Financial Results

HONG KONG, ATLANTA – March 20, 2008 – CDC Corporation (NASDAQ: CHINA), focused on global enterprise software and online games, today announced that it intends to file an amended Annual Report on Form 20-F for the year ended December 31, 2006 with the United States Securities and Exchange Commission to restate certain amounts presented in the business segment footnote to the Company’s consolidated financial statements for the year ended December 31, 2006. The restatement adjustments are limited to the business segment footnote and do not affect any other reported amounts or disclosures in the Company’s consolidated financial statements for the year ended December 31, 2006. Consolidated net income for the Company for the year ended December 31, 2006 remained unchanged.

On March 17, 2008, management and the audit committee of the board of directors of the Company concluded that the financial statement footnote disclosure of segment net income (loss) for fiscal year ended December 31, 2006 contained in Footnote 27 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2006 contained two accounting errors related to the allocation of expenses among the Company’s business segments. First, an aggregate of approximately $6.3 million of purchased intangibles amortization expense related to certain acquisitions was improperly allocated to the Software and Business Services segments. Purchased intangible amortization should have been included in the measurement of Corporate segment net income (loss). Second, an inter-company consolidation adjustment within the Mobile Services and Applications segment of approximately $8.5 million was improperly allocated to the Corporate segment. The net effect of the adjustments made to correct these errors is as follows (in thousands):

	As Previously Disclosed	As Restated	Difference
	Year ended December 31, 2006
Segment net income (loss):
Software	$11,878	$16,811	$4,933
Business Services	2,565	3,887	1,322
Mobile Services and Applications	6,152	(2,367)	(8,519)
Internet and Media	528	528	—
CDC Games	12,160	12,160	—

	33,283	31,019	(2,264)
Corporate and other unallocated amounts	(22,443)	(20,179)	2,264

Total consolidated net (loss) income	$10,840	$10,840	$—

The audit committee of the Company’s Board of Directors has discussed these errors with the Company’s independent registered public accounting firm, Deloitte and Touche LLP. Until the Company files its amended Annual Report on Form 20-F for the year ended December 31, 2006, the consolidated financial statements and footnotes thereto for the year ended December 31, 2006 should not be relied upon.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding particular information in previously issued financial statements which require restatement, the size of such adjustments, line items for which the Company does not believe require restatement, whether additional line items require restatement, whether a material weakness exists in the Company’s internal controls, the actions the Company intends to take to improve its internal controls and effectiveness of such actions, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the completion of the internal review by management, the review by the Company’s Audit Committee and Board of Directors, the review of the Company’s independent registered public accounting firms. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007, as such may be amended from time to time. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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